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                                                                 Exhibit 10.3.2



                AGREEMENT FOR THE PURCHASE AND SALE OF A VESSEL
                              AND BUSINESS ASSETS



         This AGREEMENT FOR THE PURCHASE AND SALE OF A VESSEL AND BUSINESS ASSETS (hereafter "Agreement") is made and entered into as of the 30th day of December, 1999, by and between EUROPA CRUISES OF FLORIDA 2, INC., a Delaware corporation (hereinafter referred to as "Seller"), and STARDANCER CASINO, INC., a South Carolina corporation, (hereinafter referred to as the "Buyer" or "Purchaser").


                                  WITNESSETH:

         WHEREAS, the Seller and/or its parent company, Europa Cruises Corporation, and/or its subsidiaries, own, inter alia, three vessels and other property and operate gaming businesses in various locations in Florida; and

         WHEREAS, the Seller desires to sell a single vessel, Panamanian IMO Number 7807471, known as the M/V Europa Sun (the "Vessel") which currently operates out of Miami Beach, Florida, together with certain equipment and assets which are owned by Seller and used in association with said Vessel only, subject to the terms, conditions and provisions contained herein; and

         WHEREAS, the Seller desires to sell whatever lease rights it may have at or about the dock and premises at which the M/V Europa Sun currently operates at or about 1280 5th Street, Miami Beach, Florida 33139; and

         WHEREAS, the Buyer has leased the Vessel since March, 1999 and desires to purchase the Vessel and that equipment on the Vessel or in the ticket booth which is owned by Europa subject to the terms, conditions and provisions contained herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, together with other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do agree as follows:

1. RECITALS. The above recitals are true and correct and are incorporated herein by reference.

2.       PURCHASE AND SALE OF VESSEL

         (a) Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, that Vessel commonly known as the M/V Europa Sun and any equipment thereon owned by Seller upon payment in full of the Purchase Price (as hereinafter defined) for the consideration set forth in this Agreement.

3.       PURCHASE AND SALE OF ASSETS

         (a) Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, those assets used by Purchaser in the operation of the Vessel only, including all assets,


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goodwill, inventory and personal property used in the operation of the Vessel upon payment in full of the Purchase Price (as hereinafter defined) for the consideration set forth in this Agreement.

         (b) Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, those assets used by Purchaser in the operation of the ticket booth and offices used by Purchaser, including all inventory and personal property owned by Seller and used in the ticket booth and accompanying offices upon payment in full of the Purchase Price (as hereinafter defined) for the consideration set forth in this Agreement.

         Casinos Austria Gaming Equipment

         The parties acknowledge that Seller leases and does not hold title to certain slot machines previously leased with the Vessel. The parties agree that the slot machines leased with the Vessel are leased by Seller from Casinos Austria Liegenschaftsverwaltung-Und Leasing, Gesmbh. ("Casinos Austria"). Upon the receipt of the Cash Portion of the Purchase Price, Seller shall use the proceeds of the Purchase Price paid by Buyer to purchase such slot machines from Casinos Austria. Title to the slot machines shall be conveyed to Buyer as soon after Closing as is reasonably possible, by execution and delivery of a Bill of Sale in the form attached hereto as Exhibit B.

         Other Vessels, Assets or Equipment Not Being Conveyed

         It is understood and agreed by the parties that Seller is not selling or conveying to Buyer any other vessel, business or assets owned or used by Seller, by its parent, Europa Cruises Corporation, or by any affiliate or subsidiary of Seller and/or its parent. It is understood and agreed by the parties that Seller is not selling or conveying to Buyer any real property pursuant to this Agreement.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]



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4.       PURCHASE AND SALE OF LEASE RIGHTS

Europa agrees, subject to the Landlord's consent, to assign to Purchaser any and all lease rights it may have to the premises and boat slip currently leased by Europa pursuant to that Lease dated February 10, 1995 between Tallahassee Building Corp. and Europa Cruises of Florida 2, Inc. (hereafter the "Lease") and any amendments thereto. The Purchaser agrees to assume all of Europa's obligations under the Lease and any amendments thereto.

Purchaser acknowledges and agrees that it has previously been provided with a copy of the Lease dated February 10, 1995, the Amendments to Lease Between Tallahassee Building Corp. ("Landlord") and Europa Cruises of Florida 2, Inc. ("Tenant") dated February 10, 1995, and that letter dated January 31, 1997 from Lester Bullock to the Landlord, relating to an extension of the Lease under the terms of Article 35 of the Lease.

The Purchaser understands that Europa's original Lease for the Miami Beach port is dated February 10, 1995 and is for an initial term of five years. The Purchaser further understands that under the Lease, it appears that Europa, but not any assignee or subtenant of Europa has an option to extend the term of the lease for one additional term of two years. The parties further agree that it appears from Mr. Bullock's letter dated January 31, 1997, that Mr. Bullock, the prior President of Europa, exercised Europa's right to extend the term of the lease for two years. The parties agree that assuming this is the case, the lease may have been extended to on or about February 10, 2002.

The parties acknowledge that they have met with the Landlord on or about February 15, 1999 and that the Landlord has agreed to negotiate a further extension of the Lease in good faith. However, the parties understand and acknowledge that there can be no assurance that the Landlord will agree to an extension of the Lease beyond on or about February 10, 2002.

The Purchaser represents that it has been informed by the Landlord that the Landlord will agree to the assignment of the Lease. However, the parties understand and acknowledge that there can be no assurance that the Landlord will agree to an assignment of the Lease. The Purchaser agrees to meet with the Landlord within thirty business days to obtain an assignment of the Lease releasing Europa from any further liability under the Lease.

The parties understand and agree that in the event the Landlord will not agree to the assignment of the Lease or the release of Europa from further liability under the Lease, that this Agreement will remain in full force and effect and that the Purchaser will be required to pay the full Purchase Price due under this Agreement. Any allocation of the Purchase Price towards the Marina Lease will, instead, be allocated to the cost of the Vessel. The parties further agree that in the event the Landlord refuses to consent to the assignment of the Lease that the Purchaser will continue to make the rental payments due to the Landlord under the lease.

The parties agree, in the event the Landlord refuses to consent to assignment of the Lease, to cooperate fully with each other in any litigation brought by Seller or Purchaser to force the Landlord to assign the Lease and release Europa from any further liability thereunder.



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

5.       ASSUMED LIABILITIES.

         Assumption of Vendor-Related Contracts by Buyer. Upon Closing, Buyer may, if it elects to do so, assume all rights, obligations and liabilities of the Seller under vendor-related contracts entered into by Seller in the regular course of business that remain executory with respect to the Vessel or ticket booth. (For example, Com-Check ATM machine, copier machines, ice machines, repair contracts, etc).

         Assumption of Vessel and Business Liabilities. Upon Closing, Buyer will assume all rights, obligations and liabilities arising out of or relating to Buyer's ownership and/or operation of the Vessel since March 1, 1999 subject to (i) the Seller's agreement to indemnify the Buyer against pre-leasing obligations and liabilities incurred prior to March 1, 1999, and (ii) the Buyer's agreement to indemnify the Seller against post-leasing obligations and liabilities incurred since March 1, 1999.

6.       PURCHASE PRICE AND TERMS.

         (a)      The purchase shall be upon the following terms:

                  (i)      TOTAL PURCHASE PRICE            $ 4,650,000

         (b)      The purchase price will be allocated as follows:

                  (i)      M/V Europa Sun                  $ 3,800,000

                  (ii)     Furniture, Fixtures, Equipment
                           and Inventory                   $   450,000

                  (iii)    Marina Lease                    $   350,000

                  (iv)     Goodwill                        $    50,000

                           TOTAL PURCHASE PRICE:           $ 4,650,000

The parties agree to use the above allocation for purposes of filing their local, state and federal income tax returns.

The parties understand that the Seller entered into a Promissory Note on or about October 30, 1996 with debis Financial Services, Inc., a Delaware Corporation (hereafter "Debis") and that "Debis" holds a first mortgage on the Europa Sun. The parties understand that there is a balance due on the Promissory Note of $1,786,057.47. The parties agree that the Purchaser will pay the balance due to Debis under the terms of the Promissory Note in the amount of $1,786,057.47 as part of the Total Purchase Price. The remainder of the Total Purchase Price is computed as follows:



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                           Total Purchase Price:          $ 4,650,000.00
                           Minus Debis Balance:           - 1,786,057.47
                                                          --------------
                           Cash Purchase Price:           $ 2,863,942.53

         (c) Payment of Purchase Price. The full amount of the Purchase Price less that amount owed to debis Financial Services, Inc. shall be paid to the Seller, in cash or good certified check in the amount of Two Million, Eight Hundred, Sixty-Three Thousand, Nine Hundred and Forty Two Dollars and Fifty Three Cents ( $2,863,942.53) as follows:

                  At Closing:                $   950,000

                  1-31-2000:                 $   950,000

                  3-1-2000:                  $963,942.53

         The Purchaser represents that a nonrefundable deposit in the amount of $950,000 has been deposited in escrow with Coastal Passenger Vessels, LTD.


                                LETTER OF CREDIT

         The Purchaser will provide the Seller at Closing with an irrevocable Letter of Credit on terms acceptable to the Seller in the amount of $1,786,057.47, to secure payment of the full amount due Debis. The Letter of Credit will be returned to the issuer of the Letter of Credit upon payment of the $1,786,057.47 due to Debis.


                      ASSUMPTION OF DEBIS PROMISSORY NOTE

         The Purchaser has the option to satisfy the requirements of Debis for the assumption of the Debis Promissory Note at the earliest possible time. Until this occurs, the Purchaser agrees to continue making payments to Debis as required under the terms of the Debis Promissory Note. Assuming Debis permits the Purchaser to assume Europa's obligations under the Promissory Note and further assuming that Debis releases Europa from any liability for payment under the Promissory Note and releases any liens it may have against Europa or its assets for payment of same, Europa will return to the Issuer that Letter of Credit received by Europa at Closing to secure the payment of the balance due Debis.

         DEFAULT: That in the event a payment to be made to Sellers on 1/31/2000 and 3/1/2000 as stated in paragraph (c) above is not received when due, the Purchaser shall be deemed to be in default. In the event the default is not cured within ten calendar days, the Seller will, without further notice, present the Letter of Credit for payment. In the event the Seller realizes any problem collecting the amount due under the Letter of Credit, the Vessel shall be returned to Europa but Europa shall be entitled to all sums due pursuant to the Agreement, pursuant to the Letter of Credit, and attorneys fees and costs incident to collection of any sums payable under this Agreement or Letter of Credit.



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

         That in the event a payment to be made to Debis is not received when due, the Purchaser shall be deemed to be in default. Provided that Seller has given the Buyer ten days written notice that Buyer is in default, in the event the default is not cured within thirty calendar days from the date of default, the Seller may, without further notice, present the Letter of Credit for payment. In the event the Seller realizes any problem collecting the amount due under the Letter of Credit, the Vessel shall be returned to Europa but Europa shall be entitled to all sums due pursuant to the Agreement, pursuant to the Letter of Credit, and attorneys fees and costs incident to collection of any sums payable under this Agreement or Letter of Credit.

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7.       OFFSETS/CREDITS/REFUNDS

         The parties agree that they are entitled to no other offsets, credits or refunds arising out of any prior transaction, including that Charter Agreement pursuant to which the Buyer operated the Europa Sun.

8. ASSOCIATION FOR DISABLED AMERICANS, INC., DANIEL RUIZ AND JORGE LUIS RODRIGUEZ V. EUROPA CRUISES OF FLORIDA 2, INC. AND EUROPA CRUISES CORPORATION (United States District Court for the Southern District of Florida, Miami Division, Civil Action No. 98-1836)

         The Buyer understands that on or about July 31, 1998, the Association for Disabled Americans, Inc., Daniel Ruiz and Jorge Luis Rodriguez filed suit against Europa Cruises of Florida 2, Inc. and Europa Cruises Corporation ("Europa") for injunctive relief pursuant to the Americans With Disabilities Act. The Plaintiffs claim, in part, that Europa has discriminated against them by denying them access to and full and equal enjoyment of services, facilities, accommodations, the vessel (the Europa Sun), and the premises and that the Company has failed to remove architectural barriers and erect certain architecturally required improvements. The Plaintiffs have requested that the Court issue a permanent injunction enjoining Europa from continuing its alleged discriminatory practices, ordering Europa to alter the subject vessel and premises, close the subject vessel and premises until the alleged required modifications are completed and to award Plaintiffs attorneys' fees, costs and expenses incurred.

         The Buyer understands that Europa is in settlement discussions to resolve this matter. The parties agree that Europa will continue to handle this litigation at Europa's expense. The parties agree that the Purchaser will cooperate with Europa when requested to do so by Europa or its attorneys to resolve this matter or, should it become necessary, to litigate this matter. The Purchaser understands that Europa, its attorney, and its expert witness have held a conference call with the Plaintiff's attorney and Plaintiff's expert witness to resolve this matter. The Purchaser understands that the parties have discussed a tentative settlement agreement but that resolution of this matter will require the Purchaser to make certain adaptations to the Vessel, to provide handicapped ramps, signage and other things, to require the landlord to conform the parking lot to the requirements of the Act and to educate its employees (this can be done via a film to be provided). The parties agree that Europa will pay the cost of any adaptations to the Vessel agreed to in the Settlement Agreement which Europa negotiates. The Purchaser agrees to abide by the Settlement Agreement and to sign the Settlement Agreement when completed.

9.       Inspection Period

         The parties agree that, inasmuch as the Purchaser has been operating the Vessel since March 1, 1999 and is in possession of the Vessel and is aware of its condition, that there is no need for any pre-closing inspection period prior to Closing.



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

         The parties agree that, inasmuch as the Purchaser has been in possession of the assets and equipment which is the subject of this Agreement since March 1, 1999 and is aware of its condition, that there is no need for any pre-closing inspection period prior to Closing.

10.      CLOSING.

         (a) Financing. The Buyer has represented to Seller that it has obtained financing on terms acceptable to Buyer.

         (b)      Closing.

                  (i) Closing Date. The closing of this transaction (the "Closing") shall occur on December 30, 1999 (the "Closing Date"), unless otherwise agreed by the parties, at the office of Fowler White at 501 E. Kennedy Boulevard, Suite 1700, Tampa, Florida 33602. Closing shall be effective as of 12:01 a.m. on the Closing Date. In the event that Buyer fails for any reason to close on the Closing Date, Seller shall be entitled to sell the Vessel, assets and/or lease rights which are the subject of this Agreement, to any other Purchaser without further obligation or notice to the Buyer.

                  (ii)     Deliveries at Closing.

                           A.       TITLE NOT to be Conveyed at Closing. It is
understood that the Seller shall NOT convey title to the Vessel, assets or other rights being sold to Purchaser until the entire Purchase Price has been paid in full including the full amount due to Debis.

                           B.       Closing Documents. Seller and Buyer agree
to execute all documents as may reasonably be required to transfer the Vessel, assets and rights being sold by Europa in accordance with the provisions hereof including, without limitation:

                                    1.       a Bill of Sale for the Vessel, in
                                             the form of Exhibit A attached
                                             hereto.

                                    2.       Such other documents and
                                             instruments as may be necessary or
                                             appropriate for the consummation
                                             of the transaction contemplated
                                             herein.

         (c) Risk of Loss. The parties agree that any risk of loss or destruction shall pass to Buyer on December 30, 1999, at midnight. Buyer will be deemed to have taken possession of the Vessel and other assets and equipment for purposes of this Agreement at the Vessel's then location on December 30, 1999, at midnight.

         (d) Hired Employees. On or before December 30, 1999, Buyer agrees to offer employment to at least two-thirds of Seller's employees (the "Hired Employees") for a minimum of



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

sixty (60) days commencing on the Closing Date, during which period Buyer shall evaluate the feasibility of the continued employment of the Hired Employees. Seller shall terminate the Hired Employees as of December 30, 1999. Seller shall pay the cost of any compensation, severance or other benefits which may be payable through the December 30,1999 to Seller's employees, including the Hired Employees, or to such other persons as shall claim compensation, severance or other benefits in connection with the consummation of the transactions contemplated hereunder. Buyer shall pay the cost of any compensation, severance or other benefits which may be payable after the December 30, 1999 to the Hired Employees.

11.      POST-CLOSING OBLIGATIONS.

         (a) Transfer of Licenses. Seller shall cooperate with Buyer and, upon Buyer's written request, agrees to take all reasonable steps to assist with the transfer to Buyer of all transferable licenses and permits necessary for the operation of the Vessel.

         (b) Buyer to Pay Taxes on Purchase Price. The purchase price of the Vessel and the Acquired Assets does not include any sales or use tax. Buyer acknowledges that payment of these taxes is Buyer's obligation and that all required tax returns will be filed and all taxes due, if any, will be remitted to the appropriate tax authority when due. Buyer will indemnify and hold Seller harmless from any liability for sales or use tax arising out of this purchase and sale transaction and for any and all expenses incurred by Seller, including attorneys' fees, should Buyer fail to pay taxes when due.

         (c) Seller to Pay Broker's Commissions. The Seller warrants to Buyer that Seller has not engaged or retained the services of a broker regarding this Agreement except as follows and that in the event a broker shall claim a commission due with regard to this Agreement on account of the Seller, Seller shall protect, save harmless and indemnify Buyer from and against any claim brought by said broker, whether founded or unfounded:

                  (i) The Seller has agreed to pay a commission equal to three percent of the Purchase Price (3% of $4,650,000) or a total commission in the amount of $139,500 upon receipt of the full purchase price at and subsequent to Closing to:

                            Coastal Passenger Vessels, LTD., LLP
                            9363 Shady Lane Circle
                            Houston, Texas 77063

The commission will be paid upon receipt of each payment made by Purchaser to Seller. With respect to amounts paid to Debis by Purchaser, the commission will be paid upon receipt by Seller of a copy of the check which has been forwarded to Debis for payment. The Purchaser agrees to forward a copy of the check showing payment to Debis to the Seller immediately upon forwarding same to Debis.



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

         The Buyer warrants to Seller that Buyer has not engaged or retained the services of a broker regarding this Agreement and that in the event a broker shall claim a commission due with regard to this Agreement on account of the Buyer, Buyer shall protect, hold harmless and indemnify Seller from and against any claim brought by said broker, whether founded or unfounded.

12. SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. The Seller represents, warrants and covenants to the Buyer the following:

         (a) Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. This Agreement and the transactions contemplated hereunder have been duly authorized by the Board of Directors of the sole shareholder of the Seller, Europa Cruises Corporation, and constitute the valid and binding obligation of the Seller.

         (b) Sole Ownership. Seller is the sole owner of the Vessel and has the full right and power to sell and transfer it.

         (c) No Suits, Judgments, Etc. Seller has no knowledge of any unsatisfied judgments against the Vessel nor does Seller have any knowledge of any suits pending against the Vessel other than the suit referred to above.

13. BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Buyer represents and warrants to the Seller that:

         (a) Authority. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina. This Agreement and the transactions contemplated hereunder have been duly authorized by all necessary action of the Purchaser, and constitute the valid and binding obligation of the Purchaser.

         (b) No Reliance. Seller has not made any representations to the condition of the Vessel or as to the past or present earnings or the prospects of future earnings of the Vessel or port and Buyer has not relied upon any such representations by Seller or others.

         (c) Adequate Opportunity for Inspection. Prior to signing this agreement, Buyer has been afforded adequate opportunity to inspect the Vessel and all equipment, fixtures, assets and inventory conveyed and has had the opportunity to ascertain to its satisfaction the physical condition of the Vessel and equipment thereon and the acquired assets.



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

14.      INDEMNIFICATION.

         (a) Seller's Indemnification. Seller agrees to indemnify Buyer, its shareholders, officers and directors and their respective successors, heirs and assigns, and hold Buyer and them harmless from and against claims of any nature relating to Seller's operation of the Vessel or use of the premises prior to leasing the Vessel to Purchaser or its predecessor in interest on March 1, 1999.

         (b) Buyer's Indemnification. Buyer agrees to indemnify Seller, its shareholders, officers and directors and their respective successors, heirs and assigns, and hold Seller and them harmless from and against claims of any nature relating to the Vessel and/or operation of the Vessel or use of the premises beginning March 1, 1999.

15.      ASSIGNMENT

The Purchaser shall have no right whatsoever to assign this Agreement until the full Purchase Price has been paid, including the amount due Debis, without the express, written consent of the Seller. It is understood that the Seller may withhold consent for any reason whatsoever and that consent may be unreasonably withheld.

The Purchaser shall have the right to assign this Agreement following payment of the full Purchase Price, including the amount due Debis.

On the other hand, it is understood and agreed that Europa shall have the absolute right to assign this Agreement.

16.      WAIVER

No waiver of any breach of or default under this Agreement by any party shall be considered to be a waiver of any other breach or default under this Agreement.

17.      OWNERSHIP

The parties agree that, while the Seller shall retain title to the Vessel as security until the full Purchase Price has been paid, the Purchaser shall be deemed the Owner of the Vessel and assets and equipment which is the subject of this Agreement for all purposes.

18.      TAXES

Although Europa will retain title to the Vessel until payment of the full Purchase Price, the Purchaser shall be deemed the Owner of the Vessel for all purposes and shall pay all taxes and assessments of any nature that may be assessed against the title holder or owner of the Vessel or the Vessel in connection with the use of the Vessel including but not limited to, admissions taxes, sales taxes, special county taxes, use taxes, federal excise taxes, registration fees, personal property taxes,



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liquor taxes, penalties and interest thereon, and any attorneys fees incurred in connection with the collection thereof and shall indemnify Europa against any claims, liens and collection efforts in connection therewith.

19.      INSURANCE

The parties understand that Europa currently carries insurance on all of its vessels, including the Europa Sun. It is agreed that Purchaser will maintain, at a minimum, the same insurance coverage now being carried on the Vessel. The Purchaser will pay all insurance premiums on the Vessel. The Purchaser shall name Europa as an insured under all policies of insurance and shall furnish proof of all insurance to be carried on the Vessel until the full Purchase Price, including the amount due Debis, has been paid in full.

20.      MISCELLANEOUS.

         (a) Time is of the Essence. Time is of the essence of this agreement.

         (b) Condition of the Vessel. The Buyer acknowledges that Seller has made no representations or claims as to the condition of the Vessel or equipment or acquired assets which are the subject of this agreement.

         SELLER SPECIFICALLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AND ANY WARRANTIES AS TO THE PHYSICAL OR MECHANICAL CONDITION OF THE VESSEL. BUYER ACKNOWLEDGES THAT BUYER IS PURCHASING THE VESSEL "AS IS." ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED. IT IS EXPRESSLY UNDERSTOOD THAT THE VESSEL IS SOLD "AS IS."

         (c) Expenses of Sale. Each party shall be responsible for its own closing costs. Seller's expenses shall include preparation of the bills of sale, preparation of Seller's instruments for the transfer of the Vessel and attorney's fees. Buyer's expenses shall include all financing and closing costs, all costs of registering the Bill of Sale or other documents required to be registered, preparation of any notes and liens hereunder, preparation of Buyer's instruments for the transfer of the Vessel and Buyer's attorney's fees.

         (d) Default. If either the Buyer or Seller refuses to complete the transaction at the time and place set for Closing, the aggrieved party shall be entitled to all remedies provided under this Agreement and to seek all relief available to it in law or equity or both.

         (e) Notice. Any and all notices required or contemplated hereunder shall be provided by delivery via Federal Express AND via facsimile to the following:


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As to Seller:
Europa Cruises of Florida 2, Inc.
c/o Deborah A. Vitale
1013 Princess Street
Alexandria, Virginia 22314
Tel: 703-683-6800
Fax: 703-683-6816

and to:

Deborah A. Vitale, President
Europa Cruises of Florida 2, Inc.
150-153rd Avenue
Suite 200
Madeira Beach, Florida 33708
Tel: 727-393-2885
Fax: 727-319-9125

As to Buyer:

Sam Gray, President
Stardancer Casino, Inc.
1180 Highway 17
Little River, South Carolina 29566
Tel:       843-280-7731
Facsimile: 843-280-4860

         (f) Governing Law. This Agreement shall be governed by the laws of the State of Florida and shall be enforced only in a court of competent jurisdiction in Pinellas County, Florida.

         (g) Severance. The invalidity or unenforceability of any portion of this Agreement shall in no way affect the remaining provisions and portions hereof.

         (h) Binding Effect. This agreement shall bind the successors, heirs and assigns of the parties hereto.

         (i) Captions. The paragraph captions used throughout this agreement are for the purpose of reference only and are not to be considered in the construction of this agreement or in the interpretation of the rights or obligations of the parties hereto.

         (j) Entire Agreement. This Agreement supersedes all prior agreements and oral discussions and constitutes the entire agreement between the parties as to the matters herein



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

contained and the agreement shall not be modified in any respect except by an amendment in writing signed by all parties hereto.

         (k) Representation as to Authority to Act. The undersigned represent and warrant that they are duly empowered and authorized to execute this Agreement on behalf of their respective principals.

         (1)      Effective Date. This Agreement shall be effective
December 30, 1999.


         IN WITNESS WHEREOF the parties have caused this instrument to be executed as of the date first above written.



SELLER:

EUROPA STARDANCER CORPORATION


By: /s/ Deborah A. Vitale
   ----------------------------------
        Deborah A. Vitale, President

Date:   December 30, 1999
     --------------------------------



BUYER:

STARDANCER CASINO, INC.


By: /s/ Sam Gray
   ----------------------------------
        Sam Gray, President

Date:   December 30, 1999
     --------------------------------



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